Exhibit VIII

NORDIC INVESTMENT BANK

Financial information

January–August 2011

(unaudited)

Nordic Investment Bank	Financial information January–August 2011

Table of contents

Key figures	3

Comments	4

Accounting policies	5

Statement of comprehensive income	6

Statement of financial position	7

Changes in equity	8

Cash flow statement	9

11 October 2011

Nordic Investment Bank	Financial information January–August 2011

Key figures

(in EUR million unless otherwise noted)

	Aug 2011*	Aug 2010*	Dec 2010
Net interest income	153	157	234
Core earnings**	136	149	217
Profit/loss	124	131	211
Loans disbursed	973	618	1,274
Loans agreed	1,438	1,117	1,763
Loans outstanding	13,623	14,146	13,771
Guarantee commitments	8	12	8
New debt issues	2,055	3,127	4,120
Debts evidenced by certificates	17,464	21,703	19,944
Total assets	22,865	26,582	24,898
Equity/total assets (%)	10.4	8.2	9.1
Profit/average equity (%)	8.0	9.3	9.8
Number of employees (persons)	177	172	171

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2010 and the notes thereto.
**	Core earnings consist of the profit before adjustments to hedge accounting, realised and unrealised gains/losses of the trading portfolio, credit losses and reversals thereof.

Nordic Investment Bank	Financial information January–August 2011

Comments

NIB’s financial figures January–August 2011

The outlook for the world economy has deteriorated significantly. The sovereign debt crisis has deepened further, increasing the uncertainty in the financial markets. Both real economy and financial intermediation have already been negatively affected.

In these circumstances NIB steadily continued to build up the lending pipeline of projects fulfilling the Bank’s mandate to support competitiveness and the environment. During January–August, the Bank signed loan agreements for a total of EUR 1,438 million, compared to EUR 1,117 million during the same period in 2010. Disbursements also picked up, reaching EUR 973 million (January–August 2010: EUR 618 million). Of all loan disbursements during this period, approximately 90% went to projects of high mandate compliance within the sectors of power generation and supply, renewable energy, the development of modern transport infrastructure and some other sectors.

Demand persisted for NIB bonds. During January–August, NIB conducted new funding transactions in the amount of EUR 2.1 billion, which is about 70% of the annual funding in 2011, with the geographical distribution evenly spread between major markets in the world. In January, a benchmark issue, a five-year USD 1 billion bond, was issued.

The Bank’s profit for the period amounted to EUR 124 million (January–August 2010: EUR 131 million).

Johnny Åkerholm

President and CEO

Nordic Investment Bank	Financial information January–August 2011

Accounting policies

The financial statements are presented in a manner consistent with the Bank’s audited financial statements for the year ended 31 December 2010, except for early adoption of IFRS 9 Financial Instruments from 1 May 2011, as the new accounting standard reflects the Bank’s business model for managing such assets. However, the impacts of adopting IFRS 9 are judged to be minor. Furthermore, the Bank will not be required to restate prior year comparatives.

New categorisation of available for sale assets according to IFRS 9

Financial assets categorised as available for sale, a portfolio of EUR 29 million, was reclassified as part of the Fair Value portfolio and future value changes will affect the statement of comprehensive income from the date of initial application onwards.

Nordic Investment Bank	Financial information January–August 2011

Statement of comprehensive income

EUR 1,000

	Jan–Aug 2011*	Jan–Aug 2010*	Jan–Dec 2010

Interest income	322,480	281,596	429,649
Interest expense	-169,413	-124,398	-195,999

Net interest income	153,067	157,197	233,650

Commission income and fees received	5,451	8,150	12,070
Commission expense and fees paid	-1,603	-1,840	-2,423
Net profit/loss on financial operations	10,510	29,890	39,317
Foreign exchange gains and losses	-1,514	2,906	2,822

Operating income	165,912	196,305	285,436

Expenses
General administrative expenses	21,907	20,440	31,381
Depreciation	2,748	3,191	4,735
Impairment of loans	17,575	42,156	38,489

Total expenses	42,230	65,786	74,604

PROFIT/LOSS FOR THE PERIOD	123,681	130,518	210,832

Value adjustments on the available-for-sale portfolio		103	514

Total comprehensive income	123,681	130,621	211,346

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2010 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2011

Statement of financial position

EUR 1,000

		31 Aug 2011*	31 Aug 2010*	31 Dec 2010
ASSETS
Cash and cash equivalents		2,119,553	3,838,955	2,725,570
Financial placements
Placements with credit institutions		17,478	157,085	130,262
Debt securities		4,478,704	4,938,869	5,074,778
Other		29,809	25,202	26,238

		4,525,991	5,121,156	5,231,278
Loans outstanding		13,622,932	14,145,861	13,771,286
Intangible assets		4,617	5,342	5,158
Tangible assets, property and equipment		31,122	32,333	31,888
Other assets
Derivatives		2,166,230	3,000,475	2,717,942
Other assets		32,474	41,774	37,357

		2,198,704	3,042,249	2,755,299
Payments to the Bank’s reserves, receivable		3,960	11,519	5,280
Accrued interest and fees receivable		358,314	384,704	372,071

TOTAL ASSETS		22,865,193	26,582,118	24,897,830

LIABILITIES AND EQUITY
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions		1,089,154	1,478,770	1,131,200
Long-term amounts owed to credit institutions		145,977	175,196	144,130

		1,235,130	1,653,966	1,275,330
Debts evidenced by certificates
Debt securities issued		17,323,673	21,456,201	19,709,566
Other debt		140,729	246,692	234,476

		17,464,402	21,702,893	19,944,042
Other liabilities
Derivatives		1,495,775	731,429	1,116,684
Other liabilities		12,492	7,056	5,816

		1,508,267	738,485	1,122,500
Accrued interest and fees payable		271,278	305,843	294,303

Total liabilities		20,479,077	24,401,187	22,636,174

Equity
Authorised and subscribed capital	6,141,903
of which callable capital	-5,723,302

Paid-in capital	418,602	418,602	418,602	418,602
Reserve funds
Statutory Reserve	682,365
General Credit Risk Fund	761,589
Special Credit Risk Fund PIL	395,919

	1,839,873	1,839,873	1,623,483	1,629,722
Payments to the Bank’s reserves, receivable		3,960	11,519	5,280
Other value adjustments			-3,191	-2,780
Profit/loss for the period		123,681	130,518	210,832

Total equity		2,386,117	2,180,931	2,261,656

TOTAL LIABILITIES AND EQUITY		22,865,193	26,582,118	24,897,830

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2010 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2011

Changes in equity*

EUR 1,000

	Paid-in capital	Statutory Reserve**	General Credit Risk Fund	Special Credit Risk Fund PIL	Payments to the Bank’s Statutory Reserve and Credit Risk funds	Appropriation to dividend payment	Other value adjustments**	Profit/loss for the period	Total

Equity at 31 December 2009	418,602	670,568	340,857	281,919	17,758	0	-3,294	323,900	2,050,310

Appropriations between reserve funds			209,900	114,000				-323,900	0

Paid-in capital									0

Called in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		6,239			-6,239				0

Comprehensive income for the period 1/1–31/8/2010							103	130,518	130,621

Equity at 31 August 2010	418,602	676,807	550,757	395,919	11,519	0	-3,191	130,518	2,180,931

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		6,239			-6,239				0

Comprehensive income for the period 1/9–31/12/2010							411	80,314	80,725

Equity at 31 December 2010	418,602	683,046	550,757	395,919	5,280	0	-2,780	210,832	2,261,656

Appropriations between reserve funds**		-2,000	210,832				2,000	-210,832	0

Paid-in capital									0

Called in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		1,320			-1,320				0

Comprehensive income for the period 1/1–31/8/2011**							779	123,681	124,460

Equity at 31 August 2011	418,602	682,365	761,589	395,919	3,960	0	0	123,681	2,386,117

*	Only the year-end figures are audited, to be read in conjunction with NIB’s audited financial statements for 2010 and the notes thereto

**	Other value adjustments have been moved from the available for sale portfolio to the statutory reserve on 1 May 2011 when IFRS 9 was implemented regarding the classification of financial assets.

Nordic Investment Bank	Financial information January–August 2011

Cash flow statement

EUR 1,000

	Jan-Aug 2011*	Jan-Aug 2010*	Jan-Dec 2010
Cash flows from operating activities
Profit/loss from operating activities	123,681	130,518	210,832

Adjustments:
Market value adjustment, trading portfolio	-7,544	-27,424	-26,871
Impairment on held-to-maturity bonds	3,119
Depreciation and write-down in value of tangible and intangible assets	2,748	3,191	4,735
Change in accrued interest and fees (assets)	13,658	-12,478	212
Change in accrued interest and fees (liabilities)	-23,024	15,299	3,759
Impairment of loans	17,575	42,156	38,489
Adjustment to hedge accounting	-1,005	4,287	-5,029
Other adjustments to the period’s profit	-24	-26	-39

Adjustments, total	5,503	25,005	15,257

Lending
Disbursements of loans	-972,872	-617,590	-1,274,234
Repayments of loans	977,146	843,171	1,806,725
Capitalisations, redenominations, index adjustments etc.	-770	-217	-237
Transfer of loans to claims in other assets	7,972
Exchange rate adjustments	207,554	-549,074	-533,249

Lending, total	219,031	-323,709	-996

Cash flows from operating activities, total	348,215	-168,186	225,093

Cash flows from investing activities
Placements and debt securities
Purchase of debt securities	-1,566,257	-1,938,504	-3,253,162
Sold and matured debt securities	2,126,966	2,770,559	3,898,729
Placements with credit institutions	112,784	-72,050	-45,227
Other financial placements	-3,189	-4,732	-5,355
Exchange rate adjustments etc.	48,306	-87,135	-46,940

Placements and debt securities, total	718,611	668,138	548,045

Other items
Acquisition of intangible assets	-1,027	-461	-1,197
Acquisition of tangible assets	-414	-244	-424
Change in other assets	-2,902	-2,975	1,774

Other items, total	-4,342	-3,679	154

Cash flows from investing activities, total	714,269	664,459	548,199

Cash flows from financing activities

Debts evidenced by certificates
Issues of new debt	2,054,650	3,127,436	4,120,271
Redemptions	-3,537,454	-2,510,330	-4,444,943
Exchange rate adjustments	-870,331	2,243,312	1,785,787

Debts evidenced by certificates, total	-2,353,135	2,860,418	1,461,116

Other items
Long-term placements from credit institutions	1,847	-25,856	-56,922
Change in swap receivables	354,862	-836,117	-764,456
Change in swap payables	361,976	-661,524	-350,647
Change in other liabilities	6,676	-691	-1,931
Paid-in capital and reserves	1,320	6,239	12,478

Other items, total	726,680	-1,517,949	-1,161,479

Cash flows from financing activities, total	-1,626,454	1,342,469	299,636

CHANGE IN NET LIQUIDITY	-563,971	1,838,743	1,072,929

Opening balance for net liquidity	1,594,370	521,442	521,442
Closing balance for net liquidity	1,030,400	2,360,184	1,594,370

Additional information to the statement of cash flows
Interest income received	336,237	269,180	429,867
Interest expense paid	-192,437	-109,099	-192,240

The cash flow statement has been prepared using the indirect method and the cash flow items cannot be directly concluded from the statements of financial positions.

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2010 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2011

Nordic Investment Bank (NIB)

Fabianinkatu 34

P.O. Box 249

FI-00171 Helsinki, Finland

Telephone: +358 10 618 001

Fax: +358 10 618 0725

Internet: www.nib.int

E-mail: info@nib.int